Exhibit 99.1

SOLITRON DEVICES, INC. FINANCIAL/CORPORATE UPDATE

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) is providing the following financial/corporate update.

FISCAL 2021 FIRST QUARTER HIGHLIGHTS

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Net sales of $2.7 million in the fiscal first quarter versus $2.6 million in prior year period
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Net bookings of $1.5 million in the fiscal first quarter versus $1.9 million in prior year period
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Estimated net income of approximately $200,000 to $275,000 in the fiscal first quarter versus a loss of $249,000 in the prior year period
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Cash and Securities of $1.8 million and no debt at the end of the fiscal first quarter versus $1.5 million at the end of fiscal 2020

FISCAL 2021 SECOND QUARTER HIGHLIGHTS

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Net sales of $3.1 million in the fiscal second quarter versus $2.4 million in prior year period
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Net bookings of $1.7 million in the fiscal second quarter versus $3.7 million in prior year period
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Estimated net income of approximately $400,000 to $600,000 in the fiscal second quarter versus a revised loss of $320,000 in the prior year period
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Cash and Securities of $2.9 million and debt of $0.8 million under our PPP loan at the end of the fiscal second quarter versus $1.8 million at the end of the fiscal first quarter.

CURRENT FISCAL YEAR 2021 EXPECTATIONS

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Net sales in line with previous expectation of approximately $10.5 million in fiscal 2021
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Net bookings expectation increased from $10.0 million to $11.5 million in fiscal 2021
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Expect a meaningful improvement in net income from fiscal 2020

For the fiscal 2021 first quarter, three-month period ended May 31, 2020, net sales were approximately $2.7 million versus $2.6 million in the fiscal 2020 first quarter. Earnings in the fiscal 2021 first quarter are projected to be approximately $0.2 million to $0.3 million, or $0.10 to $0.13 per share, as compared to a loss of $(0.25) million, $(0.13) per share in the first quarter of fiscal 2020. The projected earnings improvement is due to increased revenue, decreased cost of sales due to less scrap, rework and inventory obsolescence, completion of our wafer fab improvement plan, its return to full production, along with a roughly $50,000 decrease in SG&A during the quarter.

For the fiscal 2021 second quarter, three-month period ended August 31, 2020, net sales were approximately $3.1 million versus $2.4 million in the fiscal 2020 second quarter. Earnings in the fiscal 2021 second quarter are projected to be between $0.4 million and $0.6 million, or $0.19 to $0.29 per share, as compared to a revised loss of $(0.3) million, or $(0.17) per share, in the second quarter of fiscal 2020. The previously reported loss for the fiscal second quarter of fiscal 2020 was $(0.2) million. The $(0.1) increase is due to a revision in how we treated a disputed invoice that originally was accrued in October 2018 and reversed, creating a benefit to SG&A, in July 2019. We reversed both the original accrual and reversal. The projected earnings improvement is due to increased gross profit due to higher revenue, a large decrease in SG&A during the quarter due to the prior year period having $282,000 in stock based compensation expense, and approximately $35,000 in other income in the fiscal 2021 second quarter.

Due to COVID-19 we have been experiencing a slowness in the issuance of purchase orders over the last six months. Net bookings were $1.5 million in the fiscal 2021 first quarter as compared to $1.9 million in the fiscal 2020 first quarter, and $1.7 million in the fiscal 2021 second quarter as compared to $3.7 million in the fiscal 2020 second quarter. As mentioned previously in our press releases and public filings, bookings will be volatile on a quarterly basis due to the timing of receipt of some of our larger orders.

In our prior press release reporting preliminary revenue and bookings for the fiscal 2020 fourth quarter, we had said that we had expected to receive the next order under our largest program of roughly $2.5 to $3.0 million during the fiscal 2021 first quarter. That not only did not happen in the fiscal first quarter, it was not received in the fiscal second quarter either. Based on conversations with the customer, we currently expect the order to be in excess of $4 million and to be received in the current fiscal year. We also expect to be awarded the first half of a $1.3 million order with a major defense contractor in the fiscal third quarter, and because of that order we are increasing our current expectation for bookings in fiscal 2021 to approximately $11.5 million from approximately $10 million. As a reminder, timing is always uncertain with regard to the receipt of government/defense related contracts.

Based on our current backlog and having already shipped in excess of $5.7 million in the first six months of the fiscal year, we continue to expect to see a revenue increase in fiscal 2021 versus the $9.2 million recorded in fiscal 2020, and a meaningful improvement in net income for the fiscal year. Due to the slowness in the issuance of purchase orders by our customers, we expect fiscal third quarter revenues to be approximately $2.2 million and potentially modest net loss.

As a small manufacturing concern with high fixed costs, we believe we have excellent operating leverage if we can increase sales. The differences between the projected profitability between our first three quarters of fiscal 2021 is a reflection of this belief. Since new management took over, one of our primary areas of focus has been to expand our capabilities into newer products, including Silicon Carbide, and we are continuing to see the fruits of our efforts. In the coming months we plan on adding additional personnel and equipment to assist in this effort.

Our current estimate for fiscal 2021 revenues is being maintained at approximately $10.5 million. If achieved, it would be the first time the Company has exceeded $10 million in fiscal year revenues since the company went through a reorganization more than 25 years ago. As a reminder, when current management took over, trailing twelve months sales were approximately $7.5 million.

In July, based on the current economic uncertainty due to the resurgence of the coronavirus in the country, and South Florida in particular, and the impact of the coronavirus on our bookings, the Company applied for and was approved for a PPP loan in the amount of $0.8 million.

Our expectation of a material improvement in net income for fiscal 2021 is based on 1) fiscal 2020 results, which are still subject to completion of our audit, resulting in a net loss of $(0.5) to $(0.6) million; 2) the strong results in the first two quarters of fiscal 2021; 3) the assumption of a few months of losses due to the resurgence of the coronavirus; and 4) the assumption of fiscal 2021 fourth quarter results being comparable to the first quarter. Obviously projected results for the third and fourth quarters of fiscal 2021 are subject to substantial change due to uncertainty related to the coronavirus.

As noted above our cash and securities as of the end of the fiscal 2021 second quarter was approximately $2.9 million, long term debt due to the PPP loan was $0.8 million, and our accounts receivable of $1.7 million exceeded our total current liabilities.

Audit Update

Our audit is ongoing. We expected the audit to take significantly more time than normal. A two-year audit is essentially nearly three times the work of a normal annual audit. In a normal one year audit, assuming the prior year’s financials were audited, the auditor has to audit the closing balances and activity during the year. With a two-year audit where the previous year was not audited, it involves the opening balances, the first year’s balances and the second year’s balances as well as the activity in both years. In addition to the complexity and more labor intensive process, we have had to deal with the impact of the coronavirus. We cannot give a precise estimate for completion, but once completed and filed, we will work expeditiously to file the next two quarterly filings as soon as possible.

These preliminary, unaudited revenue and bookings for the fiscal 2020 and 2021 first and second quarters are based on management's review of operations for those periods and the information available to the Company as of the date of this press release. An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary information presented for the fiscal quarters and fiscal years ended August 31, 2020, May 31, 2020, February 29, 2020, August 31,2019, May 31, 2019, February 28, 2019, or February 28, 2018, nor completed the audit for the fiscal year ended February 28, 2017.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2020 and 2021 first and second quarter results and the Company’s expectations regarding bookings, revenue, and net income in fiscal 2021. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the successful completion of the two-year audit the Company is currently undergoing; (2) actual bookings, revenue and net income for fiscal year 2021; (3) the global impact of the pandemic outbreak of coronavirus (COVID-19) and its impact on our operations and the operations of our suppliers and clients, staffing levels and labor costs, the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position (4) our ability to properly account for inventory in the future; (5) our ability to protect the Company’s net operating losses and tax benefits; (6) volatility and changes in our stock price, corporate or other market conditions; (7) the loss of, or reduction of business from, substantial clients; (8) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (9) changes in government policy or economic conditions; (10) increased competition; (11) the uncertainty of current economic conditions, domestically and globally; and (12) other factors contained in the Company’s Securities and Exchange Commission filings, including its most recent Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com